                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Johnson Controls, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                         [Johnson Controls, Inc. LOGO]

                             JOHNSON CONTROLS, INC.
                             5757 N. Green Bay Ave.
                           Milwaukee, Wisconsin 53209

                          ANNUAL SHAREHOLDERS MEETING
                           NOTICE AND PROXY STATEMENT

ANNUAL
MEETING:                 January 27, 1999     Italian Community Center
                         2:00 p.m. CST        631 East Chicago
                                              Milwaukee, WI 53202

RECORD DATE:             November 18, 1998. If you were a shareholder at the
                         close of business on that date, then you may vote at the meeting. If you hold the Company's Common Stock, then you are entitled to one vote per share. If you hold the Company's Preferred Stock (each share consists of 10,000 units) you are entitled to two votes per unit. There is no cumulative voting. On the record date, 84,807,704 shares of our Common Stock were outstanding, and 272.838 shares of our Preferred Stock were outstanding.

AGENDA:                  1. Elect 3 directors.

                         2. Ratify the selection of PricewaterhouseCoopers LLP
                            as our independent auditors for 1999.

                         3. Ratify the Long Term Performance Plan

                         4. Ratify the Executive Incentive Compensation Plan.

                         5. Any other proper business.

                         Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies "FOR" the Board's nominees in Item 1 and "FOR" agenda items 2 through 4. The Board or proxy holders will use their discretion on other matters that may arise at the meeting under Item 5. If a nominee cannot or will not serve as a director, then the Board or proxy holders will vote for a person whom they believe will carry on our present policies.

PROXIES
SOLICITED BY:            The Board of Directors.

FIRST MAILING
DATE: The Company anticipates first mailing this proxy statement on December 4, 1998.

REVOKING
YOUR PROXY               You may revoke your proxy before it is voted at the
                         meeting. To revoke:

                         - Deliver a signed, written revocation letter, dated
                           later than the proxy, to John P. Kennedy, Secretary, at our Milwaukee address listed on the first page;

                         - Submit a proxy with a later date; or

                         - Attend the meeting and vote in person or by proxy.
                           Attending the meeting alone will not revoke your proxy.

PROXY
SOLICITATION:            The Company will primarily solicit proxies by mail and
                         will cover the expense of such solicitation. D.F. King
                         & Co., Inc., will help us solicit proxies for all brokers and nominees at a cost of $11,000 plus their expenses. Our officers and employees may also solicit proxies for no additional compensation. We may reimburse brokers or other nominees for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

ANNUAL REPORT:           The Company's 1998 Annual Report is being mailed to you
                         with this proxy statement.

YOUR COMMENTS:           Your comments about any aspects of our business are
                         welcome. You may use the space provided on the proxy card for this purpose, if desired.


                     PLEASE VOTE -- YOUR VOTE IS IMPORTANT
  PROMPT RETURN OF YOUR PROXY WILL HELP REDUCE THE COST OF THIS SOLICITATION.

CONTENTS

*ELECTION OF DIRECTORS......................................      3
BOARD INFORMATION...........................................      7
BOARD COMPENSATION..........................................      9
COMPENSATION COMMITTEE REPORT...............................     10
PERFORMANCE GRAPH...........................................     14
EXECUTIVE COMPENSATION......................................     15
EMPLOYMENT AGREEMENTS.......................................     20
*SELECTION OF INDEPENDENT AUDITORS FOR FISCAL YEAR 1999.....     21
COMPENSATION PLANS SUBJECT TO SHAREHOLDER APPROVAL..........     21
*RATIFICATION OF LONG TERM PERFORMANCE PLAN.................     22
*RATIFICATION OF THE EXECUTIVE INCENTIVE COMPENSATION
  PLAN......................................................     24
JOHNSON CONTROLS SHARE OWNERSHIP............................     25
VOTING PROCEDURES...........................................     27
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     28
SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR
  NOMINATIONS...............................................     28
MAP TO ANNUAL MEETING.......................................     29
EXHIBIT A...................................................
EXHIBIT B...................................................

-------------------------
* Agenda items for the Annual Meeting

                             ELECTION OF DIRECTORS

BOARD STRUCTURE:         The Board of Directors consists of 12 members. The
                         directors are divided into three classes. At each annual meeting, the term of one class expires.
                         Directors in each class serve for three-year terms, or until the director's earlier retirement pursuant to the Board of Directors Retirement Policy.(1)

                                 BOARD NOMINEES

NOMINEES FOR TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING:

NATALIE A. BLACK       NATALIE A. BLACK                     Director since 1998
PHOTO                                                                    Age 48

                       Group President, Kohler Co., Kohler, Wisconsin
                       (manufacturer and marketer of plumbing products and furniture) since 1998. Group Vice President -- Interiors from 1986 through 1998 and Vice President from 1983 through 1986. Ms. Black has also served as General
                       Counsel for Kohler Co. since 1991.

ROBERT A. CORNOG       ROBERT A. CORNOG                     Director since 1992
PHOTO                                                                    Age 58

                       President, Chief Executive Officer and Chairman of the
                       Board of Directors of Snap-on, Incorporated, Kenosha,
                       Wisconsin (tool manufacturer) since 1991. Mr. Cornog is a director of Snap-on Incorporated, Wisconsin Electric
                       Power Company, and Wisconsin Energy Corporation. Mr.
                       Cornog is a member of the Audit and the Executive
                       Committees.


---------------

1 The Board of Directors has adopted a Retirement Policy that requires a director to retire as of the last regular Board of Director's meeting held in the year of his or her 70th birthday. However, if a shareholder's meeting is held on that date, then such retirement is to be effective the next day.

KEYS PHOTO             JAMES H. KEYES                        Director since 1985
                                                                          Age 58

                       Chairman and Chief Executive Officer, Johnson Controls,
                       Inc. In 1985 Mr. Keyes was named Executive Vice President and subsequently became Chief Operating Officer and a member of the Board of Directors. He became President of Johnson Controls, Inc., in 1986, its Chief Executive
                       Officer in 1988, and Chairman in 1993. Mr. Keyes is a director of LSI Logic Corporation and Pitney Bowes, Inc.
                       Mr. Keyes is Chairman of the Executive Committee.

LACY PHOTO             WILLIAM H. LACY                       Director since 1997
                                                                          Age 53

                       President (1987 to 1996) and Chairman (1996 to present) and Chief Executive Officer of Mortgage Guaranty
                       Insurance Corporation (MGIC), and President and CEO of its parent company, MGIC Holding Company, Milwaukee,
                       Wisconsin (secondary mortgage market activities) since
                       1987. Mr. Lacy is a director of Firstar Bank Milwaukee,
                       N.A., Columbia Health System, Inc., and MGIC Investment
                       Corporation. Mr. Lacy is a member of the Compensation and the Pension and Benefits Committees.

             THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ITS NOMINEES.

                              CONTINUING DIRECTORS

TERMS EXPIRE AT THE 2000 ANNUAL MEETING

BARTH PHOTO            JOHN M. BARTH                         Director since 1997
                                                                          Age 52

                       President and Chief Operating Officer, Johnson Controls,
                       Inc., since September 1998 and Executive Vice President since 1991. In 1987, Mr. Barth was named Vice President and General Manager of the Plastics Technology Group. In
                       1990, he became Vice President and General Manager of the Plastics Technology Group and the Automotive Systems
                       Group. Mr. Barth is a director of Handleman Company and Edwards Brothers.

BRUNNER PHOTO          PAUL A. BRUNNER                       Director since 1983
                                                                          Age 63

                       President and Chief Executive Officer, Spring Capital
                       Inc., Stamford, Connecticut (international investment management), since 1985. President and Chief Executive
                       Officer, ASEA, Inc., 1982-1984. President and Chief
                       Executive Officer, Crouse Hinds Co., 1967-1982. Mr.
                       Brunner is the Chairman of the Audit Committee and member of Compensation Committee.

MORCOTT PHOTO          SOUTHWOOD J. MORCOTT                  Director since 1993
                                                                          Age 60

                       Chairman since 1990, President 1986-1996, and Chief
                       Executive Officer since 1989 of Dana Corporation, Toledo,
                       Ohio (vehicular and industrial systems manufacturer). Mr.
                       Morcott is a director of CSX Corporation, Dana
                       Corporation and Phelps-Dodge Corporation. Mr. Morcott is
                       Chairman of the Compensation Committee and member of the Directors Committee.

KEYS PHOTO             GILBERT R. WHITAKER JR.               Director since 1986
                                                                          Age 67

                       Dean and H.J. Nelson Professor of Business Economics,
                       Jesse Jones Graduate School of Management, Rice
                       University since July of 1997. Professor of Business
                       Economics, University of Michigan, 1979 through June 30,
                       1997. Provost and Executive Vice President for Academic
                       Affairs, University of Michigan, 1990-1996. Mr. Whitaker served as Dean, School of Business Administration,
                       University of Michigan 1979-1990. Mr. Whitaker is a director of Handleman Company, Lincoln National
                       Corporation, and Structural Dynamics Research Corp. Mr.
                       Whitaker is Chairman of the Pension and Benefits
                       Committee.

TERMS EXPIRE AT THE 2001 ANNUAL MEETING:

ANDREWS PHOTO          WILLIAM F. ANDREWS                    Director since 1991
                                                                          Age 67

                       Chairman of Scovill Fasteners Inc., Clarksville, Georgia
                       (manufacturer of apparel fasteners) since 1995. Chairman, President and Chief Executive Officer, Amdura Corporation from 1993-1996. President and Chief Executive Officer,
                       UNR Industries Inc., Chicago, Illinois (diversified manufacturer) from 1991-1993, President of Massey
                       Investment Co., Nashville, Tennessee (private investment company) from 1989-1990, and Chairman, CEO and President of Singer Sewing Machine Company (SSMC) Inc., Shelton,
                       Connecticut (diversified manufacturer) from 1986-1989.
                       Mr. Andrews is a director of Black Box Corp., Dayton
                       Superior Corporation, Katy Industries, Navistar
                       International Corporation, Northwestern Steel & Wire Co., and Southern New England Telecommunications Corporation.
                       Mr. Andrews is a member of the Compensation and the Directors Committees.

BARNETT PHOTO          ROBERT L. BARNETT                     Director since 1986
                                                                          Age 58

                       Executive Vice President and President, Commercial,
                       Government and Industrial Solutions Sector, Motorola,
                       Inc. (manufacturer of electronics products), Schaumburg, Illinois, June 1998-present. Executive Vice President and
                       President, Motorola Inc., Land Mobile Products Sector,
                       Motorola Inc., March 1997 - March 1998. Corporate Vice
                       President, iDen Group, Motorola Inc., May 1995 - March
                       1997. Consultant in the field of international communications 1992-1993. Vice-Chairman, Ameritech and
                       President, Ameritech Bell Group, American Information
                       Technologies Corporation, Chicago, Illinois
                       (telecommunications) 1989-1993 and President, Ameritech
                       Enterprise Group, 1987-1989. Mr. Barnett is a director of
                       USG Corp., Central Vermont Public Service, and Objectives
                       Communication. Mr. Barnett is a member of the Executive and the Pension and Benefits Committees and the Chairman of Directors Committee.

DAVIS PHOTO            WILLIE D. DAVIS                       Director since 1991
                                                                          Age 64

                       President of All Pro Broadcasting Incorporated, Los
                       Angeles, California (radio broadcasting), since 1977. Mr.
                       Davis is a director of Alliance Bank Co., Dow Chemical
                       Company, Kmart Corporation, MGM Grand Inc., Sara Lee
                       Corporation, Strong/Corneliuson Capital Management and
                       WICOR, Inc. Mr. Davis is a member of the Audit and the Directors Committees.

TEERLINK PHOTO         RICHARD F. TEERLINK                   Director since 1994
                                                                          Age 62

                       Chairman of the Board of Harley-Davidson, Inc.
                       (motorcycle manufacturer), Milwaukee, Wisconsin, since
                       May 1996. President and Chief Executive Officer from
                       March 1989 - June 1997. Mr. Teerlink is a director of
                       Harley-Davidson and Snap-on Incorporated. Mr. Teerlink is a member of Audit and the Executive Committees.

                               BOARD INFORMATION

BOARD MEETINGS:          In 1998 the Board held a total of seven regular
                         quarterly and special meetings. All of the directors attended at least 93% of his or her Board and committee meetings with the exception of Mr. Teerlink who attended 70% of the Board and committee meetings.

BOARD COMMITTEES:        EXECUTIVE COMMITTEE: The primary functions of the
                         committee are to exercise all the powers of the Board when the Board is not in session, as permitted by law.
                         The Executive Committee held no meetings last year.
                         Members: Mr. Keyes, Chairman, and Messrs. Brengel,*
                         Barnett, Cornog and Teerlink.

                         AUDIT COMMITTEE: The primary functions of the committee are to:

                         - Review the internal controls established by
                           management;

                         - Assess the financial reporting process and selection
                           of accounting policies;

                         - Review management's evaluation and proposed selection
                           of independent accountants;

                         - Review the audit plans prepared by internal audit and
                           independent accountants;

                         - Review significant issues concerning litigation,
                           contingent liabilities, tax and insurance;

                         - Review management information systems;

                         - Monitor compliance procedures; and

                         - Report the results of these activities to the Board
                           on a periodic basis.

                         The Audit Committee held three meetings last year. All members are non-employee directors. Members: Mr. Brunner, Chairman, and Messrs. Cornog, Davis, and Teerlink.

                         COMPENSATION COMMITTEE: The primary functions of the committee are to:

                         - Recommend to the Board the selection and retention of
                           officers and key employees;

---------------
*Retired from the Board effective November 18, 1998.

                         - Recommend salary structures, officer gradings, and
                           salaries for elected officers;

                         - Administer and recommend amendments to the executive
                           compensation plans;

                         - Recommend to the Board bonus awards, income and other
                           compensation to executive officers;

                         - Recommend officer compensation packages and the
                           approval of disclosure statements;

                         - Review the Company's executive compensation programs
                           with outside consultants; and

                         - Recommend management succession.

                         The Compensation Committee held four meetings last year. Members: Mr. Morcott, Chairman, and Messrs. Andrews, Brunner and Lacy.

                         DIRECTORS COMMITTEE: The primary functions of the committee are to:

                         - Recommend to the Board nominees for directors;

                         - Consider shareholder nominated candidates for
                           election as directors;

                         - Recommend the size and composition of the Board;

                         - Develop guidelines and criteria for the
                           qualifications of directors;

                         - Recommend director compensation programs;

                         - Recommend committees and committee structure for the
                           Board;

                         - Recommend performance criteria for the Board and to
                           review its performance; and

                         - Review conflicts of interest that may affect
                           directors.

                         The Directors Committee held three meetings last year.
                         Members: Mr. Barnett, Chairman, and Messrs. Davis and Morcott.

                         PENSION AND BENEFITS COMMITTEE: The primary functions of the committee are to:

                         - Review actuarial assumptions and actuarial valuation
                           of the pension plans on an annual basis;

                         - Review investment policies of the funds of employee
                           benefit plans;

                         - Select and terminate investment managers as
                           appropriate;

                         - Review with investment advisors past performance and
                           current investment strategy;

                         - Review and approve the adoption of any new trust
                           agreements or master trusts implementing the plans;

                         - Monitor Company policies affecting employee benefit
                           plans; and

                         - Review plan provisions annually, and propose
                           amendments when necessary.

                         The Pension and Benefits Committee held five meetings last year. Members: Mr. Whitaker, Chairman, and Messrs. Andrews, Barnett and Lacy.

                               BOARD COMPENSATION

RETAINER AND FEES:       Non-employee directors receive a $37,500 annual
                         retainer. To encourage such directors to own our shares, they receive 50% of their retainer in our Common Stock each year. The stock is priced as of the date of the Annual Meeting. New Directors also receive a grant of 400 shares of Common Stock upon election or appointment and a pro rata share of the annual retainer for the remainder of that year. This stock is priced as of the date of the first meeting of the Board at which the new director participates. Directors also receive
                         $1,500 for each Board or committee meeting they attend, or $2,000 for each meeting they attend of which they are the Chairperson. We also reimburse directors for any related expenses.

RETIREMENT PLAN:         The Director's Retirement Plan provides that a director
                         who retires after attaining the age of 65 and has six years of service will be paid the annual retainer in effect upon his or her retirement for life. The annual value for current directors under this plan ranges from $9,508 to $26,462.

                         The Directors' Retirement Plan has been discontinued for Fiscal 1999 and is being replaced by a Director Share Unit Plan. Non-employee directors are eligible to participate in the Director Share Unit Plan. The Company will credit $25,000 worth of stock units annually into each non-employee director's account at the then current market price. Such units are accumulated and credited with dividends until retirement at which time the units will be paid out based upon the market price of the Common Stock at that time.

                         For each current director, the Directors Committee is placing a value on the director's entitlements under the Directors' Retirement Plan as of September 30, 1998. The director will receive a credit to his account under the Director Share Unit Plan of a number of stock units having a value equal to the value of the director's entitlements.

MEDICAL PLAN:            Current directors who are not covered by other
                         insurance and who are under 65 years of age may purchase medical coverage on the same basis as Company employees.

                    COMPENSATION COMMITTEE REPORT

THE COMMITTEE:           The Compensation Committee is composed only of
                         independent directors. The committee exercises the Board's powers in compensating executive officers of our Company and its subsidiaries. We make every effort to see that our compensation program is consistent with the values of our Company and furthers its business strategy.

OVERALL OBJECTIVES:      The Company aligns executive compensation with its
                         values and business objectives. The objectives target customer satisfaction, technology, growth, market leadership, and shareholder value. The Compensation
                         Committee has established a program to:

                         - Attract and retain key executives critical to the
                           long-term success of the Company.

                         - Reward executives for long-term strategic management
                           and the enhancement of shareholder value.

                         - Integrate compensation programs, which can focus on
                           after-tax return on shareholders equity, return on investment and growth.

                         - Support a performance-oriented environment that
                           rewards performance not only with respect to Company goals but also Company performance as compared to that of industry performance levels.

                         - Preserve the federal income tax deductibility of
                           compensation paid. Accordingly, the Company has taken appropriate actions to preserve the deductibility of annual incentives, long-term performance plan payments, and stock option awards. However, the Committee may authorize payments that may not be deductible if it believes that this is in the best interests of the Company and its shareholders.

EXECUTIVE                The Compensation Committee reviews executive pay each
COMPENSATION             year. Compensation depends on many factors, including
GENERALLY:               individual performance and responsibilities, future
                         challenges and objectives, and how he or she might contribute to our future success. We also look at the Company's financial performance and the compensation levels at comparable companies.

                         To meet the objectives, we studied competitive compensation data based on surveys provided to the Committee by an independent compensation consultant. The survey for officers and senior managers involved 22 companies. We made adjustments to account for differences in annual sales of our Company and those companies in the survey.

TOTAL COMPENSATION:      Annual executive compensation consists of a base salary
                         and incentive compensation.

                         Approximately 64% of the total compensation paid to the executive officer group is performance related. This is comparable to the average of the companies in the executive compensation survey. Doing so helps encourage performance that increases the value of your shares.

                         The Committee sets target minimum and maximum performance levels for our annual and long-term incentive plans substantially above the prior year's target goals, and prior year's actual performance. Doing so motivates the officers to encourage future growth and keeps the goals challenging. The Company continues to exceed its increased performance objectives.

BASE SALARY:             The Committee determines the levels of salary for key
                         executive officers and a salary range for other executive officers. Factors considered are:

                         - Salary comparison survey results;

                         - Prior year salary;

                         - Changes in individual job responsibilities;

                         - Past performance of individuals; and most
                           importantly,

                         - Achievement or trends toward achievement of specified
                           Company goals.

ANNUAL INCENTIVES:       The Committee sets an annual incentive award formula
                         under the Executive Incentive Compensation Plan (EICP).
                         The award is based on specific benchmarks that are consistent with our annual and long-term strategic planning objectives. These benchmarks are also based on achievement of business plans that the Board has approved that include goals of improved performance over the previous year and take into account industry growth and cycles.

                         At the end of the fiscal year, the Committee applies the formula to objective performance results to determine the executive's award for the year.


LONG-TERM                All executive officers participate in the Long Term
INCENTIVES:              Performance Plan (LTPP), which serves to motivate
                         executives to achieve longer-term objectives by providing incentive compensation based on our performance over a three- year period. Under the LTPP, the Committee assigns an executive a contingent performance award. The executive may earn this award based upon the Company's return on shareholder equity during the specified three-year period relative to the Standard & Poor's Manufacturers (Diversified
                         Industrial) Index median return on shareholders' equity over the same period. At the end of the period, the Committee determines the Company's relative performance results to determine the actual LTPP award amount.


STOCK OWNERSHIP          The Executive Stock Ownership Policy requires all
GUIDELINES:              officers and senior managers in each business group,
                         within five years of becoming subject to the Policy, to hold our Common Stock in an amount of one to three times their annual salary.

                         The 1995 Common Stock Purchase Plan for Executives (CSPPE) facilitates the acquisition of common stock by executives subject to the Executive Stock Ownership Policy. Participants in the CSPPE may deduct from their pay up to $2,500 per month to purchase shares of Common Stock. The price of each share is 100% of the average price of shares purchased by Firstar Bank Milwaukee, N.A. as agent for the participants. No brokerage fees or commission are charged and the Company bears the expense of administering the CSPPE.


STOCK OPTION             The Committee grants stock options and stock
PROGRAM:                 appreciation rights (SARs) under the 1992 Stock Option
                         Plan. The Committee determines which individuals are awarded stock options and SARs, the terms at which option grants shall be made, the terms of the options, and the number of shares subject to each option. In
                         1998, compensation to executives through stock options and SARs and the LTPP, taken together, was targeted at the 50th percentile of such compensation granted by similar companies as identified in the survey.

SAVINGS AND              Executive officers may participate in the Company's
INVESTMENT               Savings and Investment Plan, which includes Company
PLAN (401K):             contributions to the plan, and an Equalization Benefit
                         Plan under which certain executives are entitled to additional benefits that cannot be paid under qualified plans due to Internal Revenue Code limitations.
                         Employee and Company contributions in excess of qualified plan limits are accounted for as if invested in various accounts.

CEO COMPENSATION:        Mr. Keyes' total compensation is based on our Company's
                         outstanding performance, his individual performance, executive compensation levels at other companies, the desire to retain his services and terms of his employment agreement. His salary and incentives reflect the leadership, vision and focus he has provided to our Company.

                         Mr. Keyes' base salary increased to $975,000 in 1998, from $900,000 in 1997. This salary approximated the average base salary for other chief executive officers for the 22 companies reviewed.

                         Approximately 75% of Mr. Keyes' compensation is tied to performance goals. Mr. Keyes fiscal 1998 EICP award of $826,000 is based upon the return on shareholder's equity and operating income growth for the Company for fiscal 1998 and represents 83% of the maximum amount available under the criteria set forth by the Committee. In fiscal 1998, Mr. Keyes received payment under the LTPP of $810,000, which is based upon the Company's return on shareholder equity over the past three fiscal years and represents 100% of the maximum amount available under the criteria established by the Committee. Mr. Keyes received an option award of 120,000 shares on November 19, 1997.

                                   Southwood J. Morcott, Chairman
                                   William F. Andrews
                                   Paul A. Brunner
                                   William H. Lacy
                                   Members, Compensation Committee

                               PERFORMANCE GRAPH

EXPLANATION OF THE
GRAPH: The line graph below compares the cumulative total shareholder return on our Common Stock with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the S&P Manufacturers (Diversified Industrial) Index. This graph is based on the market price of the Common Stock and assumes the reinvestment of dividends.

      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG S&P 500 INDEX,
                   S&P MANUFACTURERS (DIVERSIFIED INDUSTRIAL)
                        INDEX AND JOHNSON CONTROLS, INC.

                                                  MANUFACTURERS
                                   JOHNSON        (DIVERSIFIED         S&P 500
                                CONTROLS INC       INDUSTRIAL)        COMP-LTD
SEP93                                 100               100               100
SEP94                               94.03            111.12            103.69
SEP95                              123.03            148.15             134.5
SEP96                              149.27            190.91            161.84
SEP97                              201.29            265.75            227.26
SEP98                              192.19            239.61            247.85

----------------------------------------------------------------------------------------------
            COMPANY/INDEX               9/93     9/94     9/95     9/96     9/97     9/98
----------------------------------------------------------------------------------------------
 Johnson Controls Inc.                  100      94.03   123.03   149.27   201.29   192.19
----------------------------------------------------------------------------------------------
 Manufacturers (Diversified
   Industrials)                         100     111.12   148.15   190.91   265.75   239.61
----------------------------------------------------------------------------------------------
 S&P 500 Comp-Ltd                       100     103.69   134.50   161.84   227.26   247.85
----------------------------------------------------------------------------------------------

Assumes $100 invested on September 30, 1993 in S&P 500 Index, S&P Manufacturers (Diversified Industrial) Index and Johnson Controls, Inc., and dividends are reinvested at the end of month in which they are paid.

                             EXECUTIVE COMPENSATION

SUMMARY OF
COMPENSATION:            The following table summarizes the compensation we paid
                         for the past three fiscal years to each of the five most highly compensated executive officers, including the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                       OTHER ANNUAL   OPTIONS/   LONG-TERM     ALL OTHER
        NAME AND          FISCAL   SALARY     BONUS    COMPENSATION     SARS     INCENTIVE    COMPENSATION
   PRINCIPAL POSITION      YEAR      ($)       ($)        ($)(1)       (#)(2)    PAYOUTS($)      ($)(3)
   ------------------     ------   ------     -----    ------------   --------   ----------   ------------
James H. Keyes             1998    956,250   826,000       --         120,000     810,000        78,064
  Chairman and Chief       1997    875,001   689,000       --         120,000     730,000        67,714
  Executive Officer        1996    787,503   575,000       --          80,000     450,000        62,925
John Barth                 1998    537,498   458,000       --          60,000     299,000        42,791
  President and Chief      1997    487,503   371,000       --          48,000     277,000        34,966
  Operating Officer        1996    441,249   260,000       --          48,000     204,000        31,693
Stephen A. Roell           1998    373,752   270,000       --          40,000     223,000        26,526
  Senior Vice              1997    348,747   246,000       --          34,000     202,000        26,643
  President and            1996    324,999   188,000       --          34,000     101,000        24,550
  Chief Financial
  Officer
Giovanni Fiori             1998    324,458   310,000       --          24,000     138,000            --
  Vice President           1997    301,359   197,000       --          24,000     155,000            --
  Automotive Systems       1996    290,505   207,000       --          22,000      82,000            --
  Group
Michael F. Johnston        1998    318,330   310,000       --          24,000     118,000        23,913
  Vice President           1997    266,253   203,000       --          20,000      86,000        21,176
  Automotive Systems       1996    234,249   190,000       --           9,000      67,000        15,656
  Group

-------------------------
(1) The aggregate amount of "Other Annual Compensation" which includes perquisites and personal benefits was less than the required reporting threshold (the lesser of $50,000 or 10% of the officer's annual salary and bonus for the year).

(2) The Options/SAR's reflect the effects of the 2 for 1 stock split which took place on March 31, 1997.

(3) "All Other Compensation" consists of contributions by the Company on behalf of the named individuals to the Company's Savings and Investment plan.

STOCK OPTIONS AND        The following table lists our grants during 1998 of
STOCK APPRECIATION       stock options and tandem SARs to the officers named in
RIGHT GRANTS:            the Summary Compensation Table.



                     OPTIONS/SAR GRANTS IN FISCAL YEAR 1998

                                   INDIVIDUAL GRANTS
                       -----------------------------------------
                                       % OF TOTAL                                POTENTIAL REALIZABLE
                                      OPTIONS/SARS                                 VALUE AT ASSUMED
                                       GRANTED TO    EXERCISE OR                ANNUAL RATES OF STOCK
                       OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION   PRICE APPRECIATION FOR
        NAME             GRANTED      FISCAL 1998     ($/SHARE)       DATE         FULL OPTION TERM
        ----           ------------   ------------   -----------   ----------   ----------------------
James H. Keyes           120,000         10.09%       $45.0938      11/19/07     $3,403,110/$8,624,148
John M. Barth             60,000          5.04%       $45.0938      11/19/07     $1,701,555/$4,312,074
Stephen A. Roell          40,000          3.36%       $45.0938      11/19/07     $1,134,370/$2,874,716
Giovanni Fiori            24,000          2.01%       $45.0938      11/19/07       $680,622/$1,724,830
Michael F. Johnston       24,000          2.01%       $45.0938      11/19/07       $680,622/$1,724,830

                         The Company has an employee Stock Option Plan under which options to purchase Common Stock and SARs are granted to officers and other key employees of the Company and its subsidiaries. The per share option/SAR prices are the fair market value of the Company's Common Stock on the date of the grant and the term of the option is 10 years. Fifty percent of each award is exercisable two years after the grant date and the remainder is exercisable three years after the grant date.

                         The amounts shown above as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the SEC. In assessing those values, please note that the ultimate value of the options, as well as your shares, depends on actual future share values. Market conditions and the efforts of the directors, the officers and others to foster the future success of our Company can influence those future share values.

1998 OPTIONS,            The table below lists the number of shares acquired and
SAR HOLDINGS AND         the value realized as a result of option exercises
EXERCISES:               during fiscal 1998 for the listed officers. It also
                         includes the number and value of their exercisable and non-exercisable options and SARs as of September 30, 1998.

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTIONS/SAR VALUES

                                                                                  VALUE OF UNEXERCISED
                        NUMBER OF                    NUMBER OF UNEXERCISED            IN-THE-MONEY
                       SHARES/SARS                  OPTIONS/SARS AT FY-END       OPTIONS/SARS AT FY-END
                       ACQUIRED ON     VALUE      ---------------------------   -------------------------
        NAME            EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
---------------------  -----------   ----------   ---------------------------   -------------------------
James H. Keyes                0               0        344,000 / 280,000          $7,824,302 / $1,919,992
John M. Barth            26,021/     $  816,032/             0 / 132,000                   0 / $  903,370
                         17,979      $  563,840
Stephen A. Roell              0               0         47,000 /  91,000           $ 907,403 / $  636,215
Giovanni Fiori                0               0         57,000 /  59,000          $1,166,653 / $  428,154
Michael F. Johnston        8000/     $  206,905/             0 /  53,000           $       0 / $  360,217
                           8000      $  206,905

LONG-TERM INCENTIVE      As noted above in the Compensation Committee's report,
COMPENSATION:            the Long-Term Performance Plan (LTPP) awards executives
                         for helping us achieve sustained performance goals and encourages their continued efforts on our behalf.
                         Payouts of awards granted in fiscal 1998 are tied to our Company's weighted average return on shareholders equity for fiscal years 1999, 2000, and 2001 compared with the median return on shareholder's equity of the Standard & Poor's Manufacturers (Diversified
                         Industrial) Index (S&P Index) during the same three-year period. To establish a weighted average, performance in the third year of the award is multiplied by 3/6, performance in the second year is multiplied by 2/6, and performance in the first year is multiplied by 1/6. If the Company's average level of return is:

                         - Less than the 45th percentile of the return for
                           companies in the S&P Index, no award is earned;

                         - Equal or greater than the 45th percentile, the
                           threshold amount is earned;

                         - Equal to or greater than the 50th percentile, the
                           target amount is earned;

                         - Equal to or greater than the 55th percentile, 110% of
                           the target amount is earned; and

                         - Equal to or greater than the 60th percentile, the
                           maximum amount is earned.

                         In fiscal 1998, based upon the data available at this time, LTPP participants were paid 100% available under the criteria established by the Compensation Committee. When the remaining comparison companies have reported, these awards could increase, decrease or vary.

                      LONG-TERM INCENTIVE PLANS -- AWARDS
                                 IN FISCAL 1998

                                   AMOUNT OF     PERFORMANCE
                                  CONTINGENT    PERIOD UNTIL
                                  PERFORMANCE   MATURATION OR  THRESHOLD   TARGET    MAXIMUM
              NAME                 AWARD($)        PAYOUT         ($)        ($)       ($)
              ----                -----------   -------------  ---------   ------    -------
James H. Keyes                      810,000       1998-2000     648,000    810,000   972,000
John M. Barth                       350,000                     280,000    350,000   420,000
Stephen A. Roell                    213,000     Fiscal Years    170,000    213,000   256,000
Michael F. Johnston                 171,000                     137,000    171,000   205,000
Giovanni Fiori                      120,000                      96,000    120,000   144,000

RETIREMENT PLANS:        The following table shows the maximum annual retirement
                         benefits payable under the Company's plans, including amounts attributed to the Company's Equalization
                         Benefit Plan. Under the Johnson Controls Pension Plan
                         (the Plan), participants become entitled to benefits after five years of service with the Company or any of its subsidiaries, and the normal retirement date is a participant's 65th birthday.

                         The Internal Revenue Code places maximum limitations on the amount of benefits that may be paid under the Plan. The Company has adopted an Equalization Benefit Plan under which certain executives are entitled to pension benefits that cannot be paid under the qualified plan due to these limitations.

                              PENSION PLAN TABLE*

      AVERAGE ANNUAL                  MAXIMUM ANNUAL PENSION AT NORMAL RETIREMENT AGE
      COMPENSATION IN                       AFTER YEARS OF PARTICIPATING SERVICE
HIGHEST 5 CONSECUTIVE YEARS    (PRIOR TO ADJUSTMENT FOR SOCIAL SECURITY COVERED COMPENSATION)
     OF LAST 10 YEARS         ----------------------------------------------------------------
     BEFORE RETIREMENT          25 YEARS         30 YEARS         35 YEARS         40 YEARS
---------------------------     --------         --------         --------         --------
           100,000                42,500            51,000           56,750           62,500
           200,000                85,000           102,000          113,500          125,000
           250,000               106,250           127,500          141,875          156,250
           300,000               127,500           153,000          170,250          187,500
           400,000               170,000           204,000          227,000          250,000
           500,000               212,000           255,000          283,750          312,500
           600,000               255,000           306,000          340,500          375,000
           700,000               297,500           357,000          397,250          437,500
           800,000               340,000           408,000          454,000          500,000
           900,000               382,500           459,000          510,750          562,500
         1,000,000               425,000           510,000          567,500          625,000
         1,100,000               467,500           561,000          624,250          687,500
         1,200,000               510,000           612,000          681,000          750,000
         1,300,000               552,500           663,000          737,750          812,500
         1,400,000               595,000           714,000          794,500          875,000
         1,500,000               637,500           765,000          851,250          937,500
         1,600,000               680,000           816,000          908,000        1,000,000
         1,700,000               722,555           867,000          964,750        1,062,500
         1,800,000               765,000           918,000        1,021,500        1,125,000
         1,900,000               807,500           969,000        1,078,250        1,187,500
         2,000,000               850,000         1,020,000        1,135,000        1,250,000
         2,100,000               892,500         1,071,000        1,191,750        1,312,500
         2,200,000               935,000         1,122,000        1,248,500        1,375,000
         2,300,000               977,500         1,173,000        1,305,250        1,437,500

-------------------------
* assuming normal retirement age and years of service under provisions in effect on September 30, 1998 and assuming retirement on that date

YEARS OF SERVICE:        As of September 30, 1998, the persons named in the
                         Summary Compensation table were credited with the following years of service under the Plan: Mr. Keyes, 29 years, Mr. Barth, 28 years, Mr. Roell 15 years, and
                         Mr. Johnston, 8 years. Mr. Fiori is not a participant in the Plan.

BENEFITS ACCRUAL:        Pension plans of the Company apply to all regular
                         employees, including officers of the Company. The Plan, effective January 1, 1989, covers all salaried and non-union hourly employees of the Company. Under the Plan, benefits are accrued according to the following formula: 1.15% of Participant's Average Monthly
                         Compensation multiplied by the Participant's years of Benefit Service plus 0.55% of Average Monthly
                         Compensation in excess of the Participant's Covered
                         Compensation multiplied by the Participant's years of Benefit Service. The amounts payable may be adjusted to reflect the Participant's decision on survivor benefits, early retirement or termination, and in some instances, age.

DEFINITIONS:             "Average Monthly Compensation" is defined as the
                         average monthly compensation for the highest five consecutive years in the last 10 years.

                         "Covered Compensation" means the average of compensation subject to Social Security taxes for the 35-year period ending in the year the Participant attains Social Security Retirement Age; i.e. the age at which the Participant will be entitled to full Social Security payments.


                             EMPLOYMENT AGREEMENTS

EMPLOYMENT               We have employment agreements with each of the named
AGREEMENTS               executive officers of the Company. These agreements
GENERALLY:               provide that employment shall continue unless
                         terminated by either the Company or the employee. Such agreements do not automatically extend after the employee reaches age 65.

TERMINATION:             The agreements provide for termination by the Company
                         for cause, for death or disability and under certain circumstances without cause. If terminated without cause, the employee is entitled to receive pay in an amount equal to or greater than two times the Company's termination allowance policy or an amount equal to 52 weeks' earnings of the employee. If terminated with cause, the employee's compensation is terminated immediately.

CHANGE OF CONTROL:       We also have change of control agreements with each of
                         these officers. In the event of a change of control, the agreements provide for a severance payment equal to three times the executive's annual compensation plus a lump sum payment equal to lost benefits under the retirement plan if the executive is terminated other than for cause or has a good reason to terminate employment. If the amount paid upon termination exceeds amounts established under the Internal Revenue Code, which results in payment of additional federal taxes, the executive will receive an additional payment so that the executive will retain the full amount to which he is entitled under the agreement. The executive also has 30 days at the end of the first year after a change of control to terminate his employment for any reason and still receive this benefit.

                         The EICP provides that, in the event of a change of control of our Company, certain participants, including the named executive officers, may re-elect to receive early payment of deferred amounts, and the participant may direct the Company to cause a letter of credit to be issued in an amount sufficient to provide for all payments due to such participant under the Plan.

                         The LTPP also provides that, in the event of a change of control of our Company, certain participants, including the named executives, shall be entitled to receive early payment of deferred amounts.

EXECUTIVE SURVIVOR       The Company has in effect an Executive Survivor
BENEFITS PROGRAM:        Benefits Plan for certain executives. Coverage under
                         this plan is in lieu of the Company's regular group life insurance coverage. If a participating executive dies while he is employed by the Company, his beneficiary is entitled to payments of between 90% and 100% (depending on the executive's age) of the executive's final base annual salary for a period of 10 years.


          SELECTION OF INDEPENDENT AUDITORS FOR FISCAL YEAR 1999

                         We ask that you approve the appointment of PricewaterhouseCoopers LLP as our independent auditors:

                         PricewaterhouseCoopers LLP, formerly known as Price Waterhouse, has audited our accounts for many years. The Board appointed them as independent auditors for 1999, upon recommendation of the Audit Committee. We expect a representative of PricewaterhouseCoopers to attend the meeting, respond to appropriate questions and be given an opportunity to speak.

                         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE
                         RATIFICATION OF THE APPOINTMENT OF
                         PRICEWATERHOUSECOOPERS AS JOHNSON CONTROLS' INDEPENDENT AUDITORS FOR 1999.

          COMPENSATION PLANS SUBJECT TO SHAREHOLDER APPROVAL

BACKGROUND:              As discussed above in the "Compensation Committee
                         Report," the Executive Incentive Compensation Plan
                         (EICP) and the Long Term Performance Plan (LTPP) are important means by which the Company ties the major part of executive officers' compensation to the performance of the Company. Since the approval of the EICP and LTPP by the Company's shareholders in 1995, the EICP and LTPP have provided strong motivation to executives to achieve performance objectives that the Compensation Committee has set and have placed strong emphasis on the building of value for all shareholders.

                         The Board of Directors has concluded that, to ensure that the EICP and LTPP will fulfill their purposes in the future, the shareholders should approve certain amendments to the EICP and LTPP that the Board adopted, and the shareholders should reapprove the EICP and LTPP as a whole. Shareholder approval of the amendments to the EICP and LTPP and reapproval of the EICP and LTPP is required for these plans to comply with IRS rules regarding deductibility of compensation. Once approved, these plans must be reapproved by the shareholders every five years. Separate proposals with respect to the ratification of the LTPP and the EICP are set forth below.

                         Certain awards have been made under the proposed LTPP for Fiscal 1999 contingent on shareholder approval at the 1999 Annual Meeting. Shareholder approval is required to qualify the payments for deductibility under IRS rules. Since the awards depend on base pay on September 30, 2001, the amounts to be paid are not determinable.

                         Certain formula awards have been made under the proposed EICP for Fiscal 1999 contingent on shareholder approval at the 1999 Annual Meeting. Shareholder approval is required to qualify for deductibility under IRS rules. The awards will depend on base pay on September 30, 1999. Because the formula awards can be reduced dependent on an individual's performance and attainment of objectives over the past year, the amounts to be paid are not determinable.

                   RATIFICATION OF LONG TERM PERFORMANCE PLAN

MATERIAL                 The Board has adopted the following material amendments
AMENDMENTS:              to the LTPP:

                         - The term of the LTPP has been extended until
                           September 30, 2003. The LTPP was scheduled to expire on September 30, 1999.

                         - The maximum amount that can be paid under the LTPP in
                           one year to any executive with respect to any three-year performance period will be $3 million. The maximum amount was previously 100 percent of the executive's base salary.

                         - Performance awards under the LTPP will be based on
                           the executive's annual rate of base pay in effect on the last day of a performance period (rather than base pay in effect at the beginning of the performance period).

                         The Board has also adopted other amendments to the LTPP. You should read the copy of the LTPP included as Exhibit A to this proxy statement.

KEY TERMS OF THE         All executive officers participate in the LTPP, subject
LTPP                     to approval of the Compensation Committee.

                         For each three-year performance period, the Compensation Committee determines within the first 90 days of the period and communicates to the executive the formula for the award, which is based on specified benchmarks for return on shareholders' equity over a three-year period. The benchmarks are determined by the Compensation Committee each year and are adjusted based on the previous year's performance. At the end of the three-year performance period, the Compensation Committee applies the formula to objective performance results to determine an executive's award. No amounts in excess of $3 million may be paid to any one executive for any performance period.

                         An executive may elect to have all or part of the award deferred and credited to one of the following accounts:

                         - Share Unit Account: The amount of the award is
                           converted to a number of share units. Each share unit has a value equal to the value of a share of the Common Stock. The award is converted at the market value as of the day on which cash payment of the award would have been made. Dividends on shares of Common Stock are credited to the Share Unit Account and adjustments are made for stock splits. Payouts from the Share Unit Account are made in cash based upon the value of the Common Stock at that time.

                         - Interest Account: The amount of the award is
                           increased annually based on the prime rate in effect at Firstar Bank.

                         - Equity Fund Account: The amount of the award is
                           treated as if it had been invested as part of the Equity Fund under the Johnson Controls Savings and Investment Plan and will be periodically credited or debited with an amount equal to the gain or loss in value which would have been realized on an amount equal to the unpaid balance of the Equity Fund Account as if it had been invested in the Equity Fund.

                         Upon termination of employment, the amounts in the accounts will be paid in approximately ten equal annual installments. Lump-sum payments may also be made upon a change in control of the Company as defined.

                         The LTPP terminates on September 30, 2003. The Compensation Committee may amend the LTPP, subject to IRS regulations that require shareholder approval of amendments.

                         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE
                         RATIFICATION OF THE LONG TERM PERFORMANCE PLAN.

           RATIFICATION OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN

MATERIAL                 The Board has adopted the following material amendments
AMENDMENTS:              to the EICP:

                         - The maximum amount that can be paid under the EICP to
                           any executive with respect to any year has been increased from $1 million to $2.5 million.

                         - Awards under the EICP will be based on the
                           executive's compensation as in effect on the last day of the plan year (rather than that in effect at the beginning of the plan year).

                         The Board has also adopted other amendments to the EICP. You should read the copy of the EICP included as Exhibit B to this proxy statement.


KEY TERMS OF THE         All executive officers participate in the EICP, subject
EICP                     to approval of the Compensation Committee.

                         For each plan year, the Compensation Committee determines within the first 90 days of the year and communicates to the executive the formula for the award, which is based on specified benchmarks for return on shareholders' equity, return on group assets or growth in operating profits. The benchmarks are determined by the Compensation Committee each year and are adjusted based on the previous year's performance. At the end of the plan year, the Compensation Committee applies the formula to objective performance results to determine an executive's award. No amounts in excess of $2.5 million may be paid to any one executive for any plan year.

                         An executive who does not elect to defer payment will receive payment between the 60th and the 75th day after the end of the plan year. An Executive may elect to have all or part of the award deferred and credited to one of the following accounts:

                         - Share Unit Account: The amount of the award is
                           converted to a number of share units. Each share unit has a value equal to the value of a share of the Common Stock. The award is converted at the market value as of the day on which cash payment of the award would have been made. Dividends on shares of Common Stock are credited to the Share Unit Account and adjustments are made for stock splits. Payouts from the Share Unit Account are made in cash based upon the value of the Common Stock at that time.

                         - Interest Account: The amount of the award is
                           increased annually based on the prime rate in effect at Firstar Bank.

                         - Equity Fund Account: The amount of the award is
                           treated as if it had been invested as part of the Equity Fund under the Johnson Controls Savings and Investment Plan and will be credited or debited with an amount equal to the gain or loss in value that would have been realized on an amount equal to the unpaid balance of the Equity Fund Account as if it had been invested in the Equity Fund.

                         Upon termination of employment, the amounts in the accounts will be paid in approximately ten equal annual installments. Lump-sum payments may also be made upon a change in control of the Company as defined.

                         The Compensation Committee may amend the EICP, subject to IRS regulations that require shareholder approval of amendments.

                         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE
                         RATIFICATION OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN.

           JOHNSON CONTROLS SHARE OWNERSHIP

DIRECTORS AND
OFFICERS:                The following table lists our Common Stock ownership as
                         of October 31, 1998, for the persons or groups specified. Ownership includes direct and indirect
                         (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. None of these persons beneficially owns more than 1% of the outstanding
                         Common Stock.

                                                    AMOUNT AND        UNITS REPRESENTING
                                                NATURE(1) OF STOCK         DEFERRED
NAME OF BENEFICIAL OWNER                            OWNERSHIP          COMPENSATION(3)
------------------------                        ------------------    ------------------
James H. Keyes                                        507,453(2)         57,841 units
John M. Barth                                         100,870(2)         17,834 units
Stephen A. Roell                                      112,887(2)          2,702 units
Michael F. Johnston                                    31,545(2)          4,817 units
Giovanni Fiori                                         82,050(2)          5,983 units
William F. Andrews                                      5,878                 0 units
Robert Barnett                                          3,008            17,658 units
Paul A. Brunner                                        12,965                 0 units
Robert A. Cornog                                        5,054             4,415 units
Willie D. Davis                                         3,365                 0 units
William H. Lacy                                         1,500             1,038 units
Southwood J. Morcott                                    2,188             4,084 units
Richard F. Teerlink                                     3,421                 0 units
Gilbert R. Whitaker, Jr.                                5,415             6,117 units
All Directors and Executive Officers as a
  group (not including deferred shares
  referred to in footnote (3)                          Total:               1,537,753(2)
TOTAL PERCENT OF CLASS OF COMMON STOCK
  EQUIVALENTS                                                                     1.7%

-------------------------
(1) Includes all shares for each officer or director which directly has or shares the power to vote or to direct the vote of such shares, or to dispose of or direct disposition of such shares.

(2) Includes shares of Common Stock, which, as of October 31, 1998, were subject to outstanding stock options exercisable within 60 days as follows: Mr. Keyes, 444,000, Mr. Barth, 48,000, Mr. Roell, 81,000, Mr. Fiori, 80,000 and
    Mr. Johnston 19,000. This also reflects common stock equivalents of Preferred Units that are owned by these officers.

(3) Includes deferred shares under the EICP, LTPP, and Deferred Compensation Plan for certain Directors. Units will not be distributed in the form of Common Stock.

SCHEDULE 13G FILINGS:    The Company believes that following table is an
                         accurate representation of beneficial owners of more than 5% of any class of the Company's securities. The table is based upon reports on Schedules 13G filed with the Securities and Exchange Commission or other information believed to be reliable.

                                                           AMOUNT AND
                             NAME AND ADDRESS OF             NATURE             PERCENT OF
   TITLE OF CLASS             BENEFICIAL OWNER            OF OWNERSHIP            CLASS
   --------------        ---------------------------    -----------------    ----------------
Series D Convertible     Fidelity Management                  273.273(1)           100%
Preferred Stock          Trust Company
$1.00 Par Value          82 Devonshire Street
                         Boston, Massachusetts 02109

-------------------------
(1) As of October 31, 1998, Fidelity Management Trust Company reported that it held shared voting power and sole dispositive power with respect to the shares indicated above in its capability as trustee of the Johnson Controls, Inc. Employee Stock Ownership Trust.

                               VOTING PROCEDURES

ELECTION OF DIRECTORS:   To be elected, directors must receive a plurality of
                         the shares present and voting in person or by proxy, provided a quorum exists. A quorum is present if at least a majority of the outstanding shares on the record date are present in person or by proxy.
                         Plurality means that the number of directors who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

OTHER PROPOSALS:         To be approved, each of the proposals (1) to ratify the
                         election of PricewaterhouseCoopers LLP as our independent auditors for 1999, (2) to ratify the LTPP and (3) to ratify the EICP must receive more votes
                         "FOR" the proposal than "AGAINST". For purposes of determining the vote with respect to these proposals, any shares not voted (whether by abstention, broker nonvote or otherwise) will have no impact.

                         The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted for management proposals as noted on the first page of this proxy statement. Proxies may be revoked as noted on that page.

          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                         Based on a review of reports filed by our directors, executive officers and of beneficial holders of 5% or more of our shares, and upon representations from those persons, all reports required to be filed during 1998 with the Securities and Exchange Commission under
                         Section 16(a) of the Securities Exchange Act of 1934 were timely made.

          SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

SHAREHOLDER              Proposals of shareholders which are intended to be
PROPOSALS:               presented at the 2000 annual meeting pursuant to SEC
                         Rule 14a-8, must be received by the Company no later than August 6, 1999 to be included in the Company's proxy materials for that meeting.

                         A shareholder that intends to present business at the 2000 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company's By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 45 days and not more than 75 days prior to the month and day in the current year corresponding to the date on which the Corporation first mailed its proxy materials for the prior year's annual meeting of shareholders. Therefore, since the Company anticipates mailing its proxy statement on December 4, 1998, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than September 20, 1999, and no later than October 20, 1999.

                         If the notice is received after October 20, 1999, then the notice will be considered untimely and the Company is not required to present such proposal at the 2000 Annual Meeting. If the Board of Directors chooses to present a proposal submitted after October 20, 1999 at the 2000 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2000 Annual Meeting may exercise discretionary voting power with respect to such proposal.

DIRECTOR NOMINATIONS:    Shareholders wishing to propose direct candidates for
                         consideration by the Directors Committee may do so by writing to the Secretary of the Company, giving the candidate's name, biographical data and qualifications.
                         The Company's by-Laws set forth additional requirements for shareholders wishing to nominate director candidates for consideration by shareholders. For elections of directors at an annual meeting, the requirement include written notice by the shareholder of an intent to make such a nomination that complies with the By-Laws to the Secretary of the Company not less than 45 days and not more than 75 days prior to the month and day in the current year corresponding to the date on which the Company first mailed its proxy materials for the prior year's meeting of shareholders.

                         By order of the Board of Directors.

                         JOHN P. KENNEDY
                         John P. Kennedy, Secretary
                         December 4, 1998

                                     [MAP]

           NOTE: NEW LOCATION FOR ANNUAL MEETING

                                                                       EXHIBIT A




                             JOHNSON CONTROLS, INC.
                           LONG TERM PERFORMANCE PLAN




              (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 1998)

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
PURPOSE............................................................................    1
ARTICLE II.             EFFECTIVE DATE AND TERMINATE DATE..........................    1
  Section 2.01.           Effective Date...........................................    1
  Section 2.02.           Termination Date.........................................    1
ARTICLE III.            DEFINITIONS................................................    1
ARTICLE IV.             ELIGIBILITY................................................    2
ARTICLE V.              ADMINISTRATION.............................................    2
  Section 5.01.           Amendment or Termination.................................    2
  Section 5.02.           The Committee............................................    2
  Section 5.03.           Committee Authority......................................    2
ARTICLE VI.             ASSIGNMENT OF CONTINGENT PERFORMANCE AWARDS................    3
  Section 6.01.           Assignments..............................................    3
  Section 6.02.           Shareholder Approval Requirements........................    3
  Section 6.03.           New Hired and Transferred Employees......................    3
ARTICLE VII.            PERFORMANCE GOALS..........................................    3
  Section 7.01.           Criterion for Measuring Performance......................    3
  Section 7.02.           Establishment of ROE Performance Goals...................    3
ARTICLE VIII.           PAYMENT....................................................    3
  Section 8.01.           Evaluating Performance and Computing Awards..............    3
  Section 8.02.           Computing Awards.........................................    4
  Section 8.03.           Timing and Form of Payment...............................    4
  Section 8.04.           Distribution Upon Termination of Employment..............    6
  Section 8.05.           Change of Control........................................    7
  Section 8.06.           Distribution in Event of Financial Emergency and
                          Acceleration of Payments.................................    9
ARTICLE IX.             TERMINATION................................................    9
  Section 9.01.           Termination for Death or Disability......................    9
  Section 9.02.           Termination for Normal Retirement........................    9
  Section 9.03.           Termination for Other Reasons............................   10
ARTICLE X.              ADJUSTMENTS................................................   10
ARTICLE XI.             OTHER CONSIDERATIONS.......................................   10
  Section 11.01.          Beneficiary Designation..................................   10
  Section 11.02.          Dissolution or Merger....................................   10
  Section 11.03.          Claim to Performance Awards and Employment Rights........   11
  Section 11.04.          Nontransferability.......................................   11
  Section 11.05.          Tax Withholding..........................................   11
  Section 11.06.          Administrative Expenses..................................   11
  Section 11.07.          Governing Law............................................   11
  Section 11.08.          Gender and Number........................................   11

                               ARTICLE I. PURPOSE

     The purpose of this Plan is to motivate top executives to achieve longer term objectives which will result in long term increased value to the shareholders of the Company.

                 ARTICLE II. EFFECTIVE DATE AND TERMINATE DATE

     Section 2.01. Effective Date. The Plan shall be effective as of October 1, 1987.

     Section 2.02. Termination Date. The Plan shall terminate with respect to the assignment of contingent Performance Awards on September 30, 2003; provided, however, that the Committee may terminate the Plan or the assignment of contingent Performance Awards at any time prior to that date. Termination of the Plan shall not cancel, reduce or otherwise impair the rights of Participants to receive any contingent Performance Awards assigned prior to termination of the Plan.

                            ARTICLE III. DEFINITIONS

     Section 3.01. The "Company" is Johnson Controls, Inc., a Wisconsin corporation, and any successor thereto that adopts the Plan.

     Section 3.02. The "Plan" is the Johnson Controls, Inc. Long Term Performance Plan adopted on September 23, 1987 as from time amended and in effect.

     Section 3.03. The "Board" is the Board of Directors of the Company.

     Section 3.04. The "Committee" means the Compensation Committee of the Board, which shall consist of not less than two (2) members of the Board each of whom is a "non-employee director" as defined in Securities and Exchange Commission Rule 16b-3(b)(3), or as such term may be defined in any successor regulation under Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of Section 162(m) of the Internal Revenue Code.

     Section 3.05. A "Participant" is an executive of the Company or a subsidiary who has been approved for participation in the Plan.

     Section 3.06. The "Base Salary" of a Participant is the annual rate of base pay in effect for such Participant as of the last day of the Performance Period (or such other date as the Committee may specify by action taken within 90 days after the beginning of the Performance Period).

     Section 3.07. The "Beneficiary" is the person or persons entitled to receive any amounts due to a Participant in the event of the Participant's death.

     Section 3.08. "Income" is consolidated income before income taxes, as stated in the Consolidated Statement of Income in the Company's Annual Report.

     Section 3.09. "Shareholders' Equity" for a fiscal year is calculated for purposes hereunder by taking the arithmetic average of consolidated shareholders' equity of the Company, as set forth in the Consolidated Statement of Financial Position in the Company's Quarterly and Annual Reports to shareholders, over five points in time, which shall include the end of the preceding year and the end of each quarter of the current fiscal year.

     Section 3.10. "Return on Shareholders' Equity (ROE)" is the percentage relationship of Income to Shareholders' Equity for each fiscal year.

     Section 3.11. "Earnings Per Share (EPS)" is Company net income per share of Common Stock, on a fully diluted basis, as reported in the Company's Annual Report to Shareholders.

     Section 3.12. "Performance Award" is an amount whose final value will be earned and paid to a Participant if certain predetermined requirements are met.

     Section 3.13. "Performance Period" is a period of three successive fiscal years, as determined by the Committee, with respect to which an assignment of Performance Awards is made pursuant to this Plan.

                            ARTICLE IV. ELIGIBILITY

     Only officers and other key executives of the Company who have a significant influence upon the long-term performance of the Company will be eligible to participate in the Plan. Participation in one award, however, will not automatically guarantee participation in subsequent years. Participation for each award under the Plan will be approved by the Committee after consultation with the Chief Executive Officer.

                           ARTICLE V. ADMINISTRATION

     Section 5.01. Amendment or Termination. The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by Section 162(m) of the Internal Revenue Code to be approved by the shareholders, or suspend or terminate the Plan entirely; provided, however, that no such modification, amendment, suspension or termination may, without the consent of the Participant or his or her Beneficiary in the case of his or her death, reduce the right of a Participant, or his or her beneficiary, as the case may be, to any payment due under the Plan.

     Section 5.02. The Committee. The Plan shall be administered by the
Committee.

     Section 5.03. Committee Authority. Except as otherwise specifically provided by the Plan, the Committee shall have full and exclusive authority to execute the responsibilities given to it by the Plan. Any determinations, rulings, or interpretations made by the Committee shall be final and binding on all persons, including the Company, shareholders of the Company, Participants, and other employees. The Committee may make such reasonable rules and regulations concerning the administration of the Plan as it deems necessary or appropriate. In its administration of the Plan, the Committee shall apply such rules and regulations and shall otherwise interpret the provisions of the Plan in a reasonable and consistent manner.

            ARTICLE VI. ASSIGNMENT OF CONTINGENT PERFORMANCE AWARDS

     Section 6.01. Assignments. The Committee shall assign to each Participant a contingent Performance Award (expressed as a percentage of the Participant's Base Salary) that it deems appropriate prior to the commencement of the Performance Period to which the Performance Award applies, or within 90 days following the beginning of such Performance Period.

     Section 6.02. Shareholder Approval Requirements. The Committee, in its discretion, may make all or any portion of the assignment of awards contingent upon receiving subsequent shareholder approval sufficient to qualify payment thereunder as deductible for the Corporation. The Committee may take such action without the consent of participants.

     Section 6.03. New Hired and Transferred Employees. Notwithstanding anything to the contrary herein, in the case of a person who is newly hired into an eligible position or transferred into an eligible position after the beginning of a Performance Period, the Committee may at any time grant a contingent Performance Award, and fix the terms of any such award, whether or not such action qualifies for the performance-based exception under Section 162(m) of the Code.

                         ARTICLE VII. PERFORMANCE GOALS

     Section 7.01. Criterion for Measuring Performance. The criteria to be used to measure the financial performance of the Company shall be its Return on Equity (ROE). The Company's Return on Equity shall be compared to performance goals as established in Section 7.02.

     Section 7.02. Establishment of ROE Performance Goals. The Committee shall establish performance goals prior to, or within 90 days after the beginning of, each Performance Period and set those goals forth in its meeting minutes.

                             ARTICLE VIII. PAYMENT

     Section 8.01. Evaluating Performance and Computing Awards. As soon as practicable following the close of the Performance Period, the Company shall determine the award amount applicable to that Performance Period, provided that the maximum award amount for any Participant with respect to any Performance Period shall be three million dollars ($3,000,000). All awards are subject to certification in writing by the Committee prior to payment that the performance goals and other material terms of the Plan were in fact satisfied.

     Section 8.02. Computing Awards. Award amounts will be calculated from a table which will be issued to each participant at the time of grant.

     Section 8.03. Timing and Form of Payment.

     (a) When the payment due to the Participant has been determined as aforesaid, unless otherwise deferred in accordance with Sections 8.03(b) or (c) or to be paid on a current basis in accordance with Section 8.03(d), the payment due the participant shall be credited to a bookkeeping reserve account which shall be established for the Participant and set up the books of the Company and known as his "Interest Account". The unpaid balance in the Interest Account shall be credited with a simple annual interest equivalent as follows: As of January 1 next following the close of the Performance Period for which the deferred award was made, such award shall become part of the unpaid balance of such Interest Account. Such Interest Account shall be credited on December 31 of each year with an amount equal to interest on the unpaid balance of such account from time to time outstanding during the year ending on such December 31 at the rate determined by adding together the prime rate in effect at the Firstar Bank Milwaukee, N.A. (or any successor thereto) on the last banking day prior to the beginning of such year and the prime rate in effect at said bank on the last banking day of each of the calendar months of January through November of such year and dividing such total by 12. In the event the Interest Account shall be terminated for any reason prior to December 31 of any year, such account shall upon such termination date be credited with an amount equal to interest at the average prime rate determined as aforesaid on the unpaid balance from time to time outstanding during that portion of such year prior to the date of termination.

     (b) A Participant may elect that part or all of the payment due be converted to "Share Units", as provided below, and credited to a bookkeeping reserve account which shall be established for the Participant and set upon on the books of the Company and known as his "Share Unit Account". The term "Share Unit" means a measure of participation under the Plan having a value based on the market value or a share of the common stock of the Company and other characteristics specified herein. When a participant has elected to have a part or all of his award under the Plan converted to Share Units, it shall be converted between the 60th and 75th day immediately after the close of the Performance Period. Any other provision of this Plan to the contrary notwithstanding, the aggregate number of Share Units to be awarded under this Plan shall not exceed two (2) percent of the number of issued and outstanding shares of the Common Stock of the Company. Each award shall be converted into Share Units in the following manner:

          (i) Determine the market value of a share of the common stock of the Company. The market value shall be the closing price on the New York Stock Exchange on the day in question, or the day of the last previous sale, if there shall not be any sale on the day in question.

          (ii) Divide the award by such market value.

          (iii) The quotient resulting from such division indicates the Share Units to be credited. Whenever the Company declares a dividend on its common stock, in cash or in property, at a time when Participants have Share Units credited to their accounts in the Plan, a dividend award shall be made to all Participants as of the date of payment of the dividend. The dividend award for a Participant shall be determined by multiplying the Share Units credited to a Participant's account on the date of payment by the amount of the dividend paid on each share of common stock. The dividend award shall be converted into Share Units in the same manner that an award is converted into Share Units. In making this conversion, the market value of a share of the common stock of the Company shall be determined as of the date the dividend on the common stock is paid.

     (c) A Participant may also elect to have part or all of the payment due credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company and known as his "Equity Fund Account". When a Participant has elected to have a part or all of his award credited to an Equity Fund Account, the unpaid balance in such account shall be credited or debited with an annual investment return equivalent as follows: As of the date on which an award would be payable in cash immediately following the close of each Performance Period for which an award was made, such award shall become part of the unpaid balance of such Equity Fund Account. Such Equity Fund Account shall be treated as if it had been invested as an integral part of the Equity Fund (or such other fund designated by the Committee) under the Johnson Controls Savings and Investment Plan and shall be credited or debited as of the last day of each fiscal year with an amount equal to the net gain or loss in value, as the case may be, which would have been realized on an amount equal to the unpaid balance of such Equity Fund Account if it had been invested in such Equity Fund throughout such fiscal year. In the event that the Equity Fund Account shall be terminated for any reason prior to September 30, of any year, such account shall upon such termination date be credited or debited with an amount equal to the net gain or loss in value which would have been realized on an amount equal to the unpaid balance of such Equity Fund Account if it had been invested in such Equity Fund during the part of such fiscal year commencing on the first day thereof and ending on the date of termination of such account.

     (d) A Participant may also elect, subject to the approval of the Committee, that part or all of the payment due to such Participant with respect to any Performance Period shall be paid to him on a current (rather than a deferred basis). For any Performance Period for which a Participant elects payment on a current basis, the payment due shall be paid to the Participant, in the sole discretion of the Committee, in a lump sum, or in installments (which need not be equal) commencing in the first quarter following the close of the Performance Period, over a period not to exceed five years.

     (e) An election under Sections 8.03(b), (c), or (d) with respect to any Performance Period must be filed in writing with the Committee not later than the last day of the second fiscal year in such Performance Period. Any such election shall be irrevocable. Any Participant may file with the Committee a written waiver of his right to elect payment on a current basis pursuant to
Section 8.03(d). Such
waiver may be filed at any time so long as the Participant has not previously filed an election under Section 8.03(d). Any such waiver shall be irrevocable.

     (f) A Participant may also irrevocably elect, one each year and effective on the next date on which conversions are made under paragraph 8.03(b), to convert all or part of an Interest Account or an Equity Fund Account to the Participant's Share Unit Account. Such conversions shall be made in the same manner as set forth in paragraph 8.03(b), as if the amount for which an election was made was an award being made effective on that date.

     Section 8.04. Distribution Upon Termination of Employment. Upon termination of a Participant's employment with the Company or subsidiary for any reason, the Participant, or his/her Beneficiary in the event of his/her death, shall be entitled to receive the amounts accumulated in such Participant's Interest Account, Share Unit Account and/or Equity Fund Account, as the case may be, in ten approximately equal annual installment payments as hereinafter provided.

     (a) The amounts in the Interest Account and/or the Equity Fund Account shall be paid in cash as follows:

         (i) The first annual payment shall be made no earlier than the fifteenth day of the first quarter of the calendar year following the date of termination of employment, and shall be in an amount equal to the value of 1/10th of the total amount credited to the Participant's Interest Account and/or Equity Fund Account as of January 1 next following the date of termination.

         (ii) A second annual payment shall be made no earlier than the fifteenth day of the first quarter of the calendar year following the year during which the first anniversary of the date of termination of employment occurs, and shall be in an amount equal to the value of 1/9th of the amount credited to the Participant's Interest Account and/or Equity Fund Account as of January 1 next following the first anniversary of the termination of employment.

         (iii) Each succeeding installment payment shall be determined in a similar manner, i.e., the fraction of the Participant's Interest Account and/or Equity Fund Account balance to be paid out shall increase each year to 1/8th, 1/7th, etc., until the tenth installment which shall equal the then remaining balance of the account.

     (b) The amounts in the Share Unit Account shall be paid in cash as follows:

         (i) The first annual payment shall be made no earlier than the fifteenth day of the first quarter of the calendar year following the date of termination of employment, and shall be in an amount equal to the value of 1/10th of the number of Share Units credited to the Participant's account as of the date of termination of employment. The value of each Share shall be determined by multiplying the market value of a share of common stock of the Company on the date of termination of employment by the number of such Share Units. Payment shall be made by the Company in cash. After the amount of the first installment has been determined, 1/10th of the Share Units credited to the

     Participant's account on the date of termination of employment shall be cancelled as of the date of termination of employment.

         (ii) A second annual payment shall be made no earlier than the fifteenth day of the first quarter of the calendar year following the year during which the first anniversary of the date of termination of employment occurs, and shall be in an amount equal to the value of 1/9th of the number of Share Units credited to the Participant's account as of the first anniversary of the date of termination of employment. The value of such Share Units shall be determined by multiplying the market value of a share of the common stock of the Company on the first anniversary of the date of termination of employment by the number of such Share Units. Payment shall be made by the Company in cash. After the amount of the second installment has been determined, 1/9th of the Share Units credited to the account of the Participant on the first anniversary of the date of termination of employment shall be cancelled as of the first anniversary of the date of termination of employment.

         (iii) Each succeeding installment payment shall be determined in a similar manner and Share Units shall be cancelled in a similar manner, the tenth annual installment being an amount equal to the value of the total number of Share Units credited to the account of the Participant on the ninth anniversary of the date of termination of employment.

     Section 8.05. Change of Control. Notwithstanding any other provision of this Plan, within 30 days of a Change of Control (as defined below), each participant shall be entitled to receive a lump sum payment in cash equal to the product of (x) such participant's formula award for the year in which the Change of Control occurs, based on maximum achievable award for such Participant under the Plan and (y) a fraction, the numerator of which is the number of days after January 1 in the year in which the Change of Control occurs and the denominator of which is 365. In addition, the Company shall pay to each Participant a lump sum amount in cash within 30 days of the Change of Control all amounts accumulated in such Participant's Interest, Share Unit and Equity Fund Account under the Plan. In determining the amount accumulated in a Participant's Share Unit Account, each Share Unit shall have a value equal to the higher of (x) the highest reported sales price, regular way, of a share of the Company's common stock on the Composite Tape for New York Stock Exchange Listed Stocks (the "Composite Tape") during the sixty-day period prior to the date of Change of Control of the Company and (y) if the Change of Control of the Company is the result of a transaction or series of transactions described in paragraphs (a) or
(c) of the definition of Change of Control of the Company set forth below, the highest price per share of common stock of the Company paid in such transaction or series of transactions. A Change of Control means any of the following events:

     (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either:

          (i) The then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or

          (ii) The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or

     (b) Individuals who, as of May 24, 1989, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to May 24, 1989 whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

     (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

     (d) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entitles who were the beneficial owners, respectively, of the outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

     Section 8.06. Distribution in Event of Financial Emergency and Acceleration of Payments. The Committee may in its sole discretion elect to make or accelerate payments of the amounts remaining in the Participant's Interest, Share Unit or Equity Fund Accounts either prior to termination of employment or thereafter if the unpaid balance at any time is less than $50,000, or in the event the Committee determines that financial emergency has occurred in the personal affairs of the Participant or his Beneficiary in case of his death. If requested by a Participant while in the employ of the Company or a subsidiary and the Committee determines that a financial emergency has occurred in the financial affairs of the Participant, the Interest, Share Unit and/or Equity Fund Accounts of the Participant on the date the Participant makes the request may be paid out at the sole discretion of the Committee in the same manner they would have paid out had the Participant terminated his employment with the Company or subsidiary on the date of such request. In the event of a payout due to financial emergency, a second Interest, Share Unit and Equity Fund Account shall be established for the participant and any wards made to the Participant thereafter shall be credited to such second Interest, Share Unit or Equity Fund Account. The Participant's rights to the second Interest, Share Unit of Equity Fund Account shall be the same as his rights to the initial Interest, Share Unit or Equity Fund Account.

                            ARTICLE IX. TERMINATION

     Section 9.01. Termination for Death or Disability. If a Participant's employment is terminated during a Performance Period by reason of death or disability, payments shall be determined and paid under Section 8, as if the fiscal year during which termination takes place is the last fiscal year of the particular Performance Period.

     Section 9.02. Termination for Normal Retirement. If a Participant's employment is terminated during a Performance Period by reason of normal retirement, payments shall be determined and paid under Section 8 as if the fiscal year during which such termination takes place is the last fiscal year of the particular Performance Period. However, before such determination is made, the Performance Award for such Performance Period shall, as of the date of normal retirement, be reduced to a number calculated by multiplying the Performance Award by a fraction. The numerator of the fraction shall be the number of full months during which the Participant was an employee of the Company during the

Performance Period and the denominator of which is the number of full months the Performance Period would have lasted had the normal retirement not occurred.

     Section 9.03. Termination for Other Reasons. The Committee shall have the discretion to cancel an award if the Participant's employment is terminated during a Performance Period for any reason other than death, total and permanent disability, or normal retirement.

                             ARTICLE X. ADJUSTMENTS

     In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation or exchange of shares or other similar corporate change, then if the Committee shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the Performance Awards or Share Units then held by Participants, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.

                        ARTICLE XI. OTHER CONSIDERATIONS

     Section 11.01. Beneficiary Designation. A Participant may designate a Beneficiary or Beneficiaries who, upon the Participant's death, are to receive the distributions that otherwise would have been paid to the Participant. All designations shall be in writing and shall be effective only if and when delivered to the Committee during the lifetime of the Participants. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distributions whether payable before or after the Beneficiary's death, and any distribution remaining upon the Beneficiary's death shall be made to the Beneficiary's estate. A participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reason such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to the Participant's estate and in such event the term "Beneficiary" shall include his estate.

     Section 11.02. Dissolution or Merger. If the Company should be liquidated and/or dissolved, or if the Company should become a party to a merger or consolidation in which it is not the surviving corporation, every outstanding Performance Award under this Plan shall become vested and payable to a Participant as though each applicable Performance Award's Performance Period had run its term as of the date of such event, and any payment, shall be made as per termination in accordance with Section 8.03.

     Section 11.03. Claim to Performance Awards and Employment Rights. No employee or other person shall have any claim or right to be assigned Performance Awards under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

     Section 11.04. Nontransferability. A Participant's rights and interests under this Plan, including amounts payable, may not be assigned, pledged, or transferred except in the event of the Participant's death, to his designated Beneficiary as provided in this Plan, or in the absence of such designation, by Will or the laws of descent and distribution.

     Section 11.05. Tax Withholding. The Company shall have the right to deduct from all cash payments any federal, state, or local taxes required by law to be withheld with respect to such cash payments and, in case of awards paid in Common Stock, the Participant or other person receiving such Common Stock may be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Common Stock.

     Section 11.06. Administrative Expenses. The Company shall bear the expenses of administering the Plan.

     Section 11.07. Governing Law. This Plan shall be construed, administered and governed in all respects in accordance with the laws of the State of Wisconsin.

     Section 11.08. Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                                                                       EXHIBIT B

                             JOHNSON CONTROLS, INC.
                     EXECUTIVE INCENTIVE COMPENSATION PLAN
                         DEFERRED OPTION QUALIFIED PLAN

              (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 1998)

 1. NAME

    Johnson Controls Executive Incentive Compensation Plan

 2. PURPOSE

    The purpose of the Plan is to:

    Provide incentive to the key executives of the Company and its subsidiaries who have the prime responsibility for the operations of the Company and its subsidiaries by making them participants in their success.

 3. DEFINITIONS

    A. The term "Company" means Johnson Controls, Inc., a Wisconsin Corporation, and any successor thereto that adopts the Plan.

    B. The term "Plan" means the arrangement described herein.

    C. The term "Plan Year" a fiscal year of the Company.

    D. The term "Participant" means an executive of the Company or a subsidiary who has been approved for participation in the Plan.

    E. The term "Board" means the Board of Directors of the Company.

    F. The term "Committee" means the Compensation Committee of the Board, which shall consist of not less than two (2) members of the Board each of whom is a "non-employee director" as defined in Securities and Exchange Commission Rule 16b-3(b)(3), or as such term may be defined in any successor regulation under Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of Section 162(m) of the Internal Revenue Code.

    G. The term "Compensation" means the annualized base salary in effect for a Participant at the close of the fiscal year (or such other date as the Committee may specify by action taken within 90 days after the beginning of the Plan Year), including salary being paid on a deferred basis as well as salary being paid on a current basis.

    H. The term "Beneficiary" means the person or persons entitled to receive the interest of a Participant in the event of the Participant's death.

    I.  The term "Operating Profits" means the consolidated income before:

        (1) The incentive compensation awards under this Plan.

        (2) Any taxes on income.

        (3) Extraordinary credits and charges to income less the related tax effect.

        (4) The cumulative effect, less the related tax effect, on prior years of any accounting change made during the year.

        (5) Company expense related to the Savings & Investment Plan.

            The calculation of such Operating Profits shall be examined by the Company's independent public accountants who shall furnish their opinion that such calculation has been made in accordance with generally accepted accounting principles consistently applied and in compliance with the provisions of this Plan.

    J. The term "Shareholders' Equity" for a Plan Year means the consolidated shareholders' equity (sometimes referred to as net worth) of the Company at the end of the preceding fiscal year of the Company, as set forth in the Company's annual report for the preceding fiscal year, plus or minus a proportionate allowance for any change during such Plan year, based on the period of such change, in the amount of shareholders' equity from newly-issued or finally-retired capital stock.

    K. For the purposes of this Agreement, business combinations treated as an accounting pooling of interests shall be adjusted to a purchase basis and Operating Profits and Shareholders' Equity shall be restated accordingly.

    L. The term "Return on Shareholders' Equity" for a Plan Year means the percentage that Operating Profits for the year is of Shareholders' Equity for the year.

    M. The term division "Return on Assets" for a Plan Year means division operating income for the year as a percentage of average division assets employed. (See Corporate Procedure Number 3A 3580 01).

4.  ELIGIBILITY AND PARTICIPATION

    A.  APPROVAL

        Awards under the Plan are subject to shareholder approval of the Plan. Each specific executive of the Company or a subsidiary who is approved for participation in the Plan by the Committee shall be a Participant as of the date designated by the Committee. Such executives shall include corporate and other key senior managers who may be subject to Section 162(m) of the Internal Revenue Code and who are approved for participation in the Plan by the Committee. Written notice of such approval shall be given to each executive so approved as soon as practicable following date of approval.

    B. TERMINATION OF APPROVAL

       The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the executive concerned shall cease to be an active Participant as of the date selected by the Committee and the executive shall be notified of such withdrawal as soon as practicable following such action.

    C. NOTIFICATION

    D. TRANSFERS IN, OUT OF AND BETWEEN ELIGIBLE POSITIONS

       (1) It is contemplated that an executive may be approved for participation during a portion of a Plan Year and shall be eligible to receive an award for the year based on the number of full months as a Participant.

           a. A person newly hired or transferred into an eligible position shall have his/her participation prorated during the first Plan Year provided the person's employment or transfer occurs at least two months prior to the end of the Plan Year. Alternatively, and notwithstanding anything to the contrary herein, the Committee may at any time grant a formula award to a Participant who is newly hired or transferred into an eligible job position during the Plan Year, and fix the terms of any such award, whether or not such action qualifies for the performance-based exception under Section 162(m) of the Code.

           b. A person transferred out of an eligible position may receive a prorated award at the discretion of the Committee provided he/she served in the eligible position for at least two full months during the Plan Year.

       (2) Participants transferred between eligible positions having different award formulae will receive awards prorated to months served in each eligible position.

    E. TERMINATION OF EMPLOYMENT

       The Committee shall have the discretion not to make or to reduce an incentive award for a Plan Year for a Participant whose employment with the Company or subsidiary is terminated during the year for reasons other than retirement due to age under the Company's or subsidiary's retirement program, total and permanent disability, or death.

 5. ANNUAL AWARDS TO PARTICIPANTS

    A. AWARDS BASED ON FORMULA

       Prior to, or within 90 days after, the beginning of each Plan Year, a formula award shall be determined for each Participant who is eligible to receive an award for the year. The award (which is communicated individually) shall be expressed as a percentage of Compensation resulting from a formula based on Return on Shareholders Equity (or division Return on Assets) and growth in Operating Profits. Irrespective of the formula, no amounts in excess of two million five hundred thousand dollars ($2,500,000) may be paid to any one Participant for any Plan Year. Payments are subject to certification in writing by the Committee prior to payment that the performance goals and other material terms of the Plan were in fact satisfied.

    B. DISCRETIONARY REDUCTIONS TO FORMULA AWARDS

       Upon recommendation by the President, the Committee may approve reductions to a Participant's formula award based upon the individual's performance and attainment of objectives during the Plan Year. Awards may be reduced to no less than .8 times the formula percentage yield.

 6. PAYMENT OF INCENTIVE AWARDS

    A. CURRENT PAYMENT

       A Participant's award for a Plan Year, which is not deferred in accordance with the provisions of Item 6.B. hereof, and a Participant's award, whether or not he elected deferred payment thereof, for the Plan Year in which his employment terminates, shall be paid in cash to the Participant, or his Beneficiary in the event of his death, between the 60th day and the 75th day following the end of the Plan Year. Should the Committee elect to postpone the payments for any reason, the Committee may, in its discretion, also elect to pay interest at a reasonable rate for the period between the 75th day following the end of the Plan Year and the day on which the payments are in fact made.

    B. DEFERRED PAYMENT

       (1) ELECTION

           Before the first day of each Plan Year, a Participant may irrevocably elect in writing to have a part or all of his award for the year under the Plan (but not less than $1,000) deferred and, at his election, part or all such deferred payment may be converted to Share Units, as provided below, and credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company and known as his "Share Unit Account", and/or the dollar amount of part or all of such deferred payment may be credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company and known as his "Interest Account" and/or the dollar amount of part or all of such deferred payment may be credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company and known as his "Equity Fund Account." The term "Share Unit" means a measure of participation under the Plan having a value based on the market value of a share of the common stock of the Company and other characteristics specified herein. Any other provision of this Plan to the contrary notwithstanding, the aggregate number of Share Units to be awarded under this Plan shall not exceed two (2) percent of the number of issued and outstanding shares of the Company's Common Stock. Subject to this limitation, a Participant may also irrevocably elect, once each year and effective on the next date on which conversions are made under Item 6.B.2., to convert all or part of an Interest Account or an Equity Fund Account to the Participant's Share Unit Account. Such conversions shall be made in the same manner as set forth in Item 6.B.2., as if the amount for which an election was made was an award being made effective on that date.

               (2) CONVERTING AWARDS TO SHARE UNITS

                   When a Participant has elected to have a part or all of his award under the Plan converted to Share Units, it shall be converted as of the same date on which cash payments are made or would have been made. Each award shall be converted into Share Units in the following manner:

                   a. Determine the market value of a share of common stock of the Company.

                   b. Divide the award by such market value.

                   c. The quotient resulting from such division indicates the Share Units to be credited.

               (3) CONVERTING DIVIDEND AWARDS TO SHARE UNITS

                   Whenever the Company declares a dividend on its Common Stock, in cash or in property, at a time when Participants have Share Units credited to their accounts in the Plan, a dividend award shall be made to all Participants as of the date of payment of the dividend. The dividend award for a Participant shall be determined by multiplying the Share Units credited to a Participant's account on the date of payment by the amount of the dividend paid on each share of common stock. The dividend award shall be converted into Share Units in the same manner that an award is converted into Share Units under Item 6.B.(2). In making this conversion, the market value of a share of the common stock of the Company shall be determined as of the date the dividend on the common stock is paid. Any other provision of this Plan to the contrary notwithstanding, if a dividend is declared on the common stock of the Company in the form of a right or rights to purchase shares of capital stock of the Company or of any entity acquiring the Company, such dividend award shall not be converted to Share Units, but each Share Unit credited to a Participant's Share Unit Account at the time such dividend is paid and each Share Unit thereafter credited to the Participant's Share

                   Unit Account at a time when such rights are attached to shares of the Company's common stock shall thereafter be valued as of any point in time on the basis of the aggregate of the then market value of one share of the common stock of the Company plus the then market value of such right or rights then or previously attached to one share of the common stock of the Company.

               (4) ADJUSTMENTS

                   In the event of a stock dividend on the common stock of the Company, or any split up or combination of shares of the common stock of the Company, or other change therein, an appropriate adjustment shall be made in the aggregate number of Share Units then standing to the credit of a Participant so as to give effect to the extend practicable to such change in the capital structure of the Company and to the purpose and intent of the Plan.

               (5) CREDITS TO INTEREST ACCOUNT

                   When a Participant has elected to have a part or all of his award credited to an "Interest Account", the unpaid balance in such account shall be credited with a simple annual interest equivalent, as follows: As of the January 1 next following the Plan Year for which the deferred award was made such award shall become part of the unpaid balance of such Interest Account. Such Interest Account shall be credited on December 31 of each year with an amount equal to interest on the unpaid balance of such account from time to time outstanding during the year ending on such December 31 at the rate determined by adding together the prime rate in effect at the First Wisconsin National Bank of Milwaukee on the last banking day prior to the beginning of such year and the prime rate in effect at said bank on the last banking days of each of the calendar months of January through November of such year and dividing such total by 12. In the event that the Interest Account shall be terminated for any reason prior to December 31 of any year, such account shall upon such termination date be credited with an amount equal to interest at the average prime rate determined as aforesaid on the unpaid balance from time to time outstanding during that portion of such year prior to the date of termination.

               (6) CREDITS TO EQUITY FUND ACCOUNT

                   When a Participant has elected to have a part or all of his award credited to an "Equity Fund Account" the unpaid balance in such account shall be credited or debited, with an annual investment return equivalent as follows: As of the day next following the close of each Plan Year for which an award was made, such award shall become part of the unpaid balance of such Equity Fund Account. Such Equity Fund Account shall be treated as if it had been invested as an integral part of the Equity Fund (or such other fund designated by the Committee) under the Johnson Controls Savings and Investment Plan and shall be credited or debited as of the last day of each Plan year with an amount equal to the net gain or loss in value, as the case may be, which would have been realized on an amount equal to the unpaid balance of such Equity Fund Account if it had been invested in such Equity Fund throughout such Plan Year. In the event that the Equity Fund Account shall be terminated for any reason prior to September 30 of any year, such account shall upon such termination date be credited or debited with an amount equal to the net gain or loss in value which would have been realized on an amount equal to the unpaid balance of such Equity Fund Account if it had been invested in such Equity Fund during the part of such Plan Year commencing on the first day thereof and ending on the date of termination of such account.

               (7) DISTRIBUTION UPON TERMINATION OF EMPLOYMENT

                   Upon termination of a Participant's employment with the Company or subsidiary for any reason, the Participant, or his/her Beneficiary in the event of his/her death, shall be entitled to ten approximately equal annual installment payments. The amount accumulated in such Participant's Interest Account, Share Unit Account and/or Equity Fund Account, as the case may be, shall be distributed as hereinafter provided.

                   a. If the Participant elects the Interest Account and/or
                      Equity Fund Account, the amount, if any, shall be paid in cash as follows:

                      i. The first annual payment shall be made no earlier than the fifteenth day of the first quarter of the calendar year following the date of termination of employment, and shall be in an amount equal to the value of 1/10th of the total amount credited to the Participant's Interest Account and/or Equity Fund Account as of January 1 next following date of termination.

                      ii. A second annual payment shall be made no earlier than the fifteenth day of the first quarter of the calendar year following the year during which the first anniversary of the date of termination of employment occurs, and shall be in an amount equal to the value of 1/9th of the amount credited to the Participant's Interest Account and/or Equity Fund Account as of January 1 next following the first anniversary of the termination of employment.

                      iii. Each succeeding installment payment shall be
                           determined in a similar manner, i.e., the fraction of Participant's

                              Interest Account and/or Equity Fund Account balance to be paid out shall increase each year to 1/8th, 1/7th, etc., until the tenth installment which shall equal the then remaining balance of the account.

                    b. If the Participant elects the Share Unit Account, the
                       amount, if any, shall be paid in cash as follows:

                       i. The first annual payment shall be made no earlier than the fifteenth day of the first quarter of the calendar year following the date of termination of employment, and shall be in an amount equal to the value of 1/10th of the number of Share Units credited to the Participant's account as of the date of termination of employment. The value of each Share shall be determined by multiplying the market value of a share of common stock of the Company on the date of termination of employment by the number of such Share Units. Payment shall be made by the Company in cash. After the amount of the first installment has been determined, 1/10 of the Share Units credited to the Participant's account on the date of termination of employment shall be cancelled as of the date of termination of employment.

                       ii. A second annual payment shall be made no earlier
                           than the fifteenth day of the first quarter of the calendar year following the year during which the first anniversary of the date of termination of employment occurs, and shall be in an amount equal to the value of 1/9th of the number of Share Units credited to the Participant's account as of the first anniversary of the date of termination of employment. The value of such Share Units shall be determined by multiplying the market value of a share of the common stock of the Company on the first anniversary of the date of termination of employment by the number of such Share Units. Payment shall be made by the Company in cash.

                           Each succeeding installment payment shall be determined in a similar manner, the tenth annual installment being an amount equal to the value of the total number of Share Units credited to the account of the Participant on the ninth anniversary of the date of termination of employment.

               (8) DISTRIBUTION IN EVENT OF FINANCIAL EMERGENCY

                   If requested by a Participant while in the employ of the Company or a subsidiary and the Committee determines that a financial emergency has occurred in the financial affairs of the Participant, the Interest, Share Unit and/or Equity Fund Accounts of the

                   Participant on the date the Participant makes the request may be paid out at the sole discretion of the Committee in the same manner they would have been paid out had the Participant terminated his employment with the Company or Subsidiary on the date of such request. In the event of a payout due to the financial emergency, a second Interest, Share Unit or Equity Fund Account shall be established for the Participant and any awards made to the Participant thereafter shall be credited to this second Interest, Share Unit or Equity Fund Account. The Participant's rights to the second Interest, Share Unit or Equity Fund Account shall be the same as his rights to the initial Interest, Share Unit or Equity Fund Account.

              (9)  ACCELERATION OF PAYMENTS

                   Notwithstanding the provisions in Item 6.B.(7) and (8), if the amount remaining in a Participant's Interest Account, Share Unit or Equity Fund Account at any time is less than $50,000, or in the event of a financial emergency occurring in the personal affairs of the Participant, or his Beneficiary in case of his death, during the payout period, the Committee may elect to accelerate the payout thereafter of the Participant's Interest, Share Unit or Equity Fund Account.

             (10)  MARKET VALUE

                   The market value of a share of the common stock of the Company on a particular day shall be determined by the Committee. The market value shall be the closing price on the New York Stock Exchange on the day in question, or the day of the last previous sale, if there shall not be any sale on the day in question.

             (11)  BENEFICIARY DESIGNATION

                   A Participant may designate a Beneficiary who is to receive, upon his death, the distributions that otherwise would have been paid to him. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distribution whether payable before or after the Beneficiary's death, and any distributions remaining upon the Beneficiary's death shall be made to the Beneficiary's estate.

                   A Participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reasons such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event the term "Beneficiary" shall include his estate.

             (12) CORPORATE CHANGES

                  a.  DISSOLUTION OR LIQUIDATION OF COMPANY

                      Notwithstanding any provision herein to the contrary, upon the dissolution or liquidation of the Company, the Share Units credited to Participant's Share Unit Accounts shall be converted to dollars as of the day preceding the date of dissolution or liquidation, using the method applied in
                      Item 6.B.(6) hereof to determine installment payments. The Company shall cause such dollar balance to be paid out in cash in a lump sum to the participants, or their Beneficiaries, as the case may be, within 60 days following the date of dissolution or liquidation.

                  b.  MERGER, CONSOLIDATION OR SALE OF ASSETS

                      Notwithstanding anything herein to the contrary, in the event that the Company desires to consolidate with, merge into, or transfer all or substantially all of its assets to another corporation (hereinafter referred to as "Successor Corporation"), such Successor Corporation may assume the obligation under this Plan, provided that appropriate amendments are made to the Plan. In the event the Plan is not continued within a reasonable period of time by the Successor Corporation, then as of the date preceding the date of such consolidation, merger, or transfer, the account of each Participant shall be converted into dollars and distributed.

 7. RIGHTS OF PARTICIPANTS

    No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company (or any subsidiary) by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company (or any subsidiary) hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

    Nothing contained in this Plan shall be construed to:

    A. Give any employee or Participant any right to receive any award other than in the sole discretion of the Committee;

    B. Give a Participant any rights whatsoever with respect to share(s) of common stock of the Company;

    C. Limit in any way the right of the Company or subsidiary to terminate a Participant's or other employee's employment at any time; or

    D. Be evidenced of any agreement or understanding, express or implied, that a Participant or other employee will be retained in any particular position or at any particular rate of remuneration.

 8. ADMINISTRATION

    The Plan shall be administered by the Committee. The Committee may, from time to time, establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan.

 9. AMENDMENT OR TERMINATION

    The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required Section 162(m) of the Internal Revenue Code to be approved by the shareholders, or suspend or terminate it entirely; provided, however, that no such modifications, amendment, or suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any payment due under the Plan.

10. CHANGE OF CONTROL

    Notwithstanding any other provision of this Plan, within 30 days of a Change of Control (as defined below), each participant shall be entitled to receive a lump sum payment in cash equal to the product of (x) such participant's formula ward for the year in which the Change of Control occurs, based on maximum achievable award for such Participant under the Plan and (y) a fraction, the numerator of which is the number of days after January 1 in the year in which the Change of Control occurs and the denominator of which is 365. In addition, the Company shall pay to each Participant a lump sum amount in cash within 30 days of the Change of Control all amounts accumulated in such Participant's Interest, Share Unit and Equity Fund Account under the Plan. In determining the amount accumulated in a Participant's Share Unit Account, each Share Unit shall have a value equal to the higher of (x) the highest reported sales price, regular way, of a share of the Company's common stock on the Composite Tape for New York Stock Exchange Listed Stocks (the "Composite Tape") during the sixty-day period prior to the date of the Change of Control of the Company and (y) if the Change of Control of the Company is the result of a transaction or series of transactions described in paragraphs A. or C. of the definition of Change of Control of the Company set forth below, the highest price per share of common stock of the Company paid in such transaction or series of transactions. A Change of Control means any of the following events:

    A. The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the

         Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either:

         (1) The then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or

         (2) The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or

    B. Individuals who, as of May 24, 1989, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to May 24, 1989 whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

    C. Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the

        Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

    D. A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entitles who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

11. TAX WITHHOLDING

    The Company shall have the right to deduct from all cash payments any federal, state, or local taxes required by law to be withheld with respect to such cash payments and, in case of awards paid in Common Stock, the Participant or other person receiving such Common Stock may be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Common Stock.

                             JOHNSON CONTROLS, INC.
                                  P.O. BOX 591
                              MILWAUKEE, WI 53201

              SHAREHOLDER'S PROXY ANNUAL MEETING-JANUARY 27, 1999

The undersigned, having received the Notice of Meeting and Proxy Statement dated December 4, 1998, and Annual Report for 1998, hereby appoints J.P. Kennedy and J.H. Keyes, and each of them, proxies with power of substitution to vote for the undersigned at the annual shareholders' meeting of Johnson Controls, Inc., on January 27, 1999, and at any adjournments thereof.

This proxy when properly executed will be voted in the manner directed therein by the undersigned. If no direction is made, this proxy will be voted for all nominees listed in Proposal 1 and for Proposals 2, 3 and 4.





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

                                        - DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED -
------------------------------------------------------------------------------------------------------------------------------------

 ___                                                                                                                            ___
|                                                                                                                                  |
|                                             JOHNSON CONTROLS, INC. 1999 ANNUAL MEETING                                           |
The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.  If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1.  ELECTION OF DIRECTORS:      1 - NATALIE A. BLACK        2 - ROBERT A. CORNOG      / / FOR all nominees    / / WITHHOLD AUTHORITY
                                3 - JAMES H. KEYES          4 - WILLIAM H. LACY           listed to the left      to vote for all
                                                                                          (except as              nominees listed to
                                                                                          specified below).       the left.

                                                                                                         __________________________
(Instructions:  To withhold authority to vote for any indicated nominee, write number(s) of --------->  |                          |
nominee(s) in the box provided to the right.)                                                           |__________________________|

2.  Ratify the selection of PricewaterhouseCoopers as our independent auditors        / / FOR       / /  AGAINST   / / ABSTAIN
    for 1999.

3.  Ratify the Long Term Performance Plan.                                            / / FOR       / /  AGAINST   / / ABSTAIN

4.  Ratify the Executive Incentive Compensation Plan.                                 / / FOR       / /  AGAINST   / / ABSTAIN

5.  In their discretion, upon any other matters which may properly come before the meeting or any adjournments thereof, hereby revoking any proxy heretofore given by the undersigned for such meeting.

Check appropriate box
Indicate changes below:                                               Date  ________________
Address Change?               / /   Name Change?  / /                                          ___________________________________
                                                                                              |                                   |
                                                                                              |___________________________________|

                                                                                              SIGNATURE(S) IN BOX

                                                                                              Please sign name exactly as it appears
                                                                                              hereon.  When signed as attorney,
                                                                                              executor, trustee or guardian, please
                                                                                              add title.  For joint accounts, each
                                                                                              owner should sign.

|                                                                                                                                 |
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